AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998
                           Registration No. 333-......
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          CONSOLIDATED GRAPHICS, INC.
            (Exact name of registrant as specified in its charter)


          TEXAS                 5858 WESTHEIMER, SUITE 200      76-0190827
(State or other jurisdiction of    HOUSTON, TEXAS 77057      (I.R.S. Employer
incorporation or organization)       (713) 787-0977       Identification Number)


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JOE R. DAVIS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CONSOLIDATED GRAPHICS, INC.
                           5858 WESTHEIMER, SUITE 200
                              HOUSTON, TEXAS 77057
                                 (713) 787-0977

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------


                                   COPY TO:
                             R. CLYDE PARKER, JR.
                        WINSTEAD SECHREST & MINICK P.C.
                         910 TRAVIS STREET, SUITE 2400
                             HOUSTON, TEXAS 77002

                               ----------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
_________________________
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               ----------------

                        CALCULATION OF REGISTRATION FEE

                                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF        AMOUNT TO    OFFERING PRICE     AGGREGATE       AMOUNT OF
SECURITIES TO BE REGITERED  BE REGISTERED   PER SHARE (1)   OFFERING PRICE (REGISTRATION FEE
Common Stock, par value
$0.01 per share...........     364,543         $44.844       $16,347,566      $4,822.53
========================== =============== =============== =============== ===============

(1) Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices of the Common Stock as reported by the New York Stock Exchange on September 11, 1998.

                               ----------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
PROSPECTUS
                                364,543 SHARES
                          CONSOLIDATED GRAPHICS, INC.
                                 COMMON STOCK
                               ----------------


      This Prospectus has been prepared for use in connection with the sale by the holders thereof (the "Selling Shareholders") of an aggregate of 364,543 shares (the "Shares") of common stock, par value of $.01 per share (the "Common Stock"), of Consolidated Graphics, Inc., a Texas corporation (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Shareholders or by pledgees, donees, transferees or other successors in interest on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, at negotiated prices or at fixed prices, directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or
(f) privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold thereunder rather than pursuant to this Prospectus. From time to time the Selling Stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver shares in connection therewith. To the extent required by applicable law, the specific Shares to be sold and the names of the Selling Shareholders will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution."

      The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "CGX". On September 11, 1998, the last reported sale price for the Common Stock on the New York Stock Exchange was $44.625 per share.

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. See "Plan of Distribution" and "Selling Shareholders."

                               ----------------


      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 4.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


              THE DATE OF THIS PROSPECTUS IS SEPTEMBER 15, 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Such information may also be obtained from the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
The address of such web site is (http://www.sec.gov).

      The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CGX" and the periodic reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement (the "Registration Statement") on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus, if any, as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit or schedule to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

      1.    Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

      2.    Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

      3. Description of the Capital Stock of the Company set forth in its Form 8-A filed with the Commission on January 8, 1997; and

      4. Current Reports on Forms 8-K filed July 2, July 9, July 21, July 29, August 5, August 17, August 26 and September 2, 1998.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document either wholly or partially incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also either wholly or partially is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference but not delivered with the Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 5858 Westheimer, Suite 200, Houston, Texas 77057, Attention:
Secretary (telephone number: (713) 787-0977).
                             ---------------------

                                 RISK FACTORS

      In addition to other information in this Prospectus, prospective investors should consider carefully the following information before investing in the Common Stock offered hereby.

NATURE OF PRINTING BUSINESS

      The Company competes in the general commercial and financial printing sectors, which are characterized by individual orders from customers for specific printing projects rather than long-term contracts, with continued engagement for successive jobs dependent upon the customers' satisfaction with the services provided. As such, the Company is unable to predict, for more than a few weeks in advance, the number, size and profitability of printing jobs in a given period. Consequently, the timing of projects in any quarter could have a significant impact on financial results in that quarter. Quarterly operating results may also fluctuate as a result of overall trends in the economy, acquisitions of new businesses and customer buying patterns and, accordingly, the Company's quarterly operating results may vary significantly from quarter to quarter.

IMPLEMENTATION OF ACQUISITION STRATEGY

      A significant element of the Company's growth strategy is to expand by acquiring printing companies located throughout the United States. While there are numerous such companies, there can be no assurance that the Company will be able to identify and acquire suitable companies on terms acceptable to the Company, nor that it will be able to finance significant acquisitions in the future. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial cost, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Any acquisition may also initially have an adverse effect upon the Company's operating results while the acquired businesses are adopting the Company's management practices. Although the Company has so far generally been successful in integrating its acquisitions, there can be no assurance that the Company will be able to establish, maintain or increase profitability of an entity once it has been acquired.

COMPETITION

      The printing industry is extremely competitive and fragmented. The Company competes with numerous large and small printing companies, some of which have greater financial resources than the Company. The Company competes on the basis of ongoing customer service, quality of finished products and price.

DEPENDENCE UPON KEY PERSONNEL

      The Company believes that its continued success will depend to a significant extent upon its senior management, particularly Joe R. Davis, the Company's founder, President and Chief Executive Officer. The loss of the services of Mr. Davis or other key personnel could have a material adverse effect on the Company's business and prospects. The Company's continued success also depends upon its ability to attract and retain qualified employees.

CONTROL

      Based upon the latest information available to the Company, Joe R. Davis, the Vinik Group ("Vinik") and Pilgrim Baxter & Associates ("Pilgrim") beneficially own approximately 10.6%, 9.2% and 8.8%, respectively, of the outstanding Common Stock. As a result, although Mr. Davis, Pilgrim and Vinik have not acted in concert in the past, they could, if they acted in concert, have the ability to substantially influence the election of the Company's Board of Directors and other matters requiring shareholder approval.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

      The Company is subject to the environmental laws and regulations of the United States and the states in which its subsidiaries have operations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. While the Company believes it is currently in substantial compliance with these laws and regulations, there can be no assurance that future changes in such laws and regulations will not have a material effect on the Company's operations.

DIVIDEND POLICY

      The Company currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

      The Company has from time to time issued and may in the future issue a significant number of shares of Common Stock without registration in acquisition transactions or otherwise. Such shares, upon issuance, will be "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act or will be held by "affiliates" of the Company and consequently are subject to the resale limitations of Rule 144. Furthermore, the Company filed a registration statement on Form S-4 with the Commission on August 26, 1998, registering 2,000,000 shares for sale in connection with the Company's potential future acquisitions. In addition, a significant number of shares of Common Stock are issuable upon exercise of certain stock purchase options that have been or may be granted under the Company's existing incentive stock plan.

      The Board of Directors, without further action by the shareholders, is authorized to issue up to five million shares of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"), in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The dividend, liquidation and voting rights of any such Preferred Stock issued could be superior to the rights of the holders of Common Stock.

      The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

      Future sales of significant numbers of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities.



                             ---------------------

                                  THE COMPANY

      The Company's principal executive offices are located at 5858 Westheimer, Suite 200, Houston, Texas 77057, and its telephone number is (713) 787-0977.

                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.


                             SELLING SHAREHOLDERS

      This Prospectus covers offers and sales from time to time by the Selling Shareholders of the Shares owned by the Selling Shareholders. Set forth below are (i) the names of the Selling Shareholders and (ii) the number of shares of Common Stock held as of the date of this Prospectus by the Selling Shareholders, which number is also the number of Shares which may be offered by each Selling Shareholder pursuant to this Prospectus. Each person named below has sole voting and investment power with respect to the Shares indicated. Any or all of the Shares listed below may be offered for sale by the Selling Shareholders from time to time.


                                              NUMBER OF SHARES OF
                                              COMMON STOCK HELD
                                              AND OFFERED PURSUANT
                                              TO THIS PROSPECTUS

Continental Graphics Corporation                  335,105
Ralph R. Hilker                                    14,677
The Randy Roberts 1998 Revocable Trust              7,381
The Carol Ann Roberts 1998 Revocable Trust          7,380

      Because the Company does not know how many Shares will be sold by the Selling Shareholders pursuant to this Prospectus, no estimate can be given as to the number of the Shares that will be held by the Selling Shareholders upon termination of this offering.

      The Shares issued to Continental Graphics Corporation were issued in connection with the acquisition by the Company of Rush Press, Inc., a California corporation, and Arts & Crafts Press, Inc., a California corporation (the "California Companies"). Pursuant to such acquisition, the California Companies became wholly owned subsidiaries of the Company. Ralph R. Hilker and John R. Roberts acquired their Shares in connection with the merger of Lincoln Printing Corp. with a subsidiary of the Company. John R. Roberts has since transferred all of his Shares to The Randy Roberts 1998 Revocable Trust and The Carol Ann Roberts 1998 Revocable Trust. Since the merger, Ralph R. Hilker and John R. Roberts have been officers of a subsidiary of the Company.

                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by or for the account of the Selling Shareholders. As used herein, "Selling Shareholders" includes pledgees, donees, transferees or other successors in interest selling Shares received from a named Selling Shareholder after the date of this Prospectus. Such sales may be effected by the Selling Shareholders from time to time in one or more transactions on one or more exchanges (including the NYSE) or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, at negotiated prices or at fixed prices, directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by one or more of the following:

(a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions.

      Each Selling Shareholder may effect the above transactions by selling Shares directly to other purchasers, through agents or through broker-dealers, which may act as agents or principals. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by Selling Shareholders.

      Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. Upon the Company being notified by a Selling Shareholder that a material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed with the Commission, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. With respect to sales by donees and pledgees, a supplement to this Prospectus is not required to be filed by the Company unless the Company is notified by the Selling Shareholder that such donee or pledgee intends to sell more than five hundred (500) Shares.

      From time to time the Selling Shareholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

      The Company will bear all costs and expenses incurred by it in connection with the offering and sale of Shares pursuant to this Prospectus, but will not be responsible for any commissions, underwriting discounts or similar amounts payable in respect of any such sale. Notwithstanding the foregoing, the Company, on the one hand, has agreed to indemnify the Selling Shareholders and the Selling Shareholders, on the other hand, have severally agreed to indemnify the Company from certain liabilities relating to the offering made hereby, including liabilities under the Securities Act. The Selling Shareholders may also agree to indemnify any agent, dealer or broker-dealer that participates in transactions regarding sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus, provided they meet the criteria and conform to the requirements of such Rule.

      One of the Selling Shareholders has agreed with the Company, in connection with the acquisition of the California Companies, that such Shareholder will sell no more than 7,447 Shares of Common Stock per day during the 45 trading day period beginning on the third trading day following the effectiveness of the Registration Statement, provided, however, that any Shares unsold with respect to a given trading day may be sold on a subsequent trading day so long as the number of shares sold on any such subsequent trading day during such 45 trading day period does not exceed 37,235 Shares.

                         DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 100,000,000 shares of Common Stock of which 13,667,699 shares were issued and outstanding as of September 15, 1998, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in series, no shares of which were issued and outstanding as of the date of this Prospectus.

COMMON STOCK

      Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

      Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking or purchase funds for any series of Preferred Stock. The Company has not paid any cash dividends on the Common Stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

      The Preferred Stock is issuable by the Board of Directors in one or more series. The number of shares of each series and the rights, preferences and limitations of each series may be determined by the Board of Directors, including without limitation: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any. All series of Preferred Stock rank equally and are identical in all respects except as may otherwise be provided in the Statement or Statements of Resolution establishing such series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting rights or conversion rights which could affect the voting power of the holders of Common Stock. The issuance of any shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent the acquisition of the Company. There are no shares of Preferred Stock outstanding as of the date of this Prospectus, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

      Certain provisions of the Certificate of Incorporation and Bylaws summarized in the following paragraph may have the effect of discouraging, delaying or preventing an acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders.

      The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, all of which shares of Preferred Stock are undesignated as of the date of this Prospectus. The authorized but unissued (and in the case of Preferred Stock, undesignated) stock may be given voting rights and privileges and issued by the Board of Directors in one or more transactions. Such rights and privileges, when exercised, may make it more difficult for a shareholder or any group of shareholders to obtain control of the Company.

                                 LEGAL OPINION

      The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Houston, Texas.

                                    EXPERTS

      The financial statements incorporated by reference in this Prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

      NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                  ----------

                               TABLE OF CONTENTS

                                                                          PAGE


Available Information........................................................2

Incorporation of Certain Documents by Reference..............................2

Risk Factors.................................................................4

The Company..................................................................6

Use of Proceeds..............................................................6

Selling Shareholders.........................................................6

Plan of Distribution.........................................................6

Description of Capital Stock.................................................8

Legal Opinion................................................................9

Experts......................................................................9



                                364,543 SHARES



                                 Consolidated
                                Graphics, Inc.


                                 COMMON STOCK

                                  ----------

                                  PROSPECTUS
                                  ----------

                              SEPTEMBER 15, 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses to be paid by the Company in connection with this offering are as follows:


Securities and Exchange Commission
  registration fee............................................$ 4,822.53
Printing and distribution expenses............................  3,000.00
Accounting fees and expenses..................................  2,000.00
Legal fees and expenses, including Blue Sky................... 15,000.00
Miscellaneous.................................................  1,177.47

Total.........................................................$26,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation such expenses if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

      Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

      The Company's Second Amended and Restated Bylaws, as amended (the "Bylaws"), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Corporation Act. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

      The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company's Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

      Reference is made to the form of the Registration Rights Agreements, filed as Exhibits 10.1 and 10.2 hereto, which contain provisions for indemnification of the Company, its directors, officers, and any controlling persons by the Selling Shareholders against certain liabilities for certain information furnished by the Selling Shareholders.

ITEM 16.  EXHIBITS

      The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO. DESCRIPTION OF EXHIBIT


*4    -     Specimen Common Stock Certificate (Consolidated Graphics, Inc., Form
            10-K (March 31, 1998) SEC. File No. 0-24068, Exhibit 4).

5     -     Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the securities being offered.

10.1  -     Registration Rights Agreement dated as of August 13, 1998 by and between Consolidated Graphics, Inc. and John R. Roberts and Ralph R.
            Hilker, with Addendum dated September 14, 1998.

10.2  -     Registration Rights Agreement dated as of September 14, 1998 by and between Consolidated Graphics, Inc. and Continental Graphics
            Corporation.

23.1  -     Consent of Winstead Sechrest & Minick P.C. (set forth in Exhibit 5).

23.2  -     Consent of Arthur Andersen LLP.

24    -     Power of Attorney (set forth on signature page).


*Incorporated by reference.

ITEM 17.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (a)(1)(i) and
      (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 15, 1998.
                                    CONSOLIDATED GRAPHICS, INC.



                                  By: /s/ JOE R. DAVIS
                                          Joe R. Davis
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe R. Davis and Randall D. Keys, and each one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                 SIGNATURE                         TITLE                        DATE


           /s/ JOE R. DAVIS                President, Chief Executive      September 15, 1998
              (Joe R. Davis)               Officer and Director (Principal
                                           Executive Officer)


          /s/ RANDALL D. KEYS              Vice President - Finance and    September 15, 1998
             (Randall D. Keys)             Chief Financial and Accounting
                                           Officer


        /s/ LARRY J. ALEXANDER             Director                        September 15, 1998
           (Larry J. Alexander)


         /s/ BRADY F. CARRUTH              Director                        September 15, 1998
            (Brady F. Carruth)


         /s/ CLARENCE C. COMER             Director                        September 15, 1998
            (Clarence C. Comer)


          /s/ GARY L. FORBES               Director                        September 15, 1998
             (Gary L. Forbes)


           /s/ W. D. HAWKINS               Director                        September 15, 1998
              (W. D. Hawkins)


          /s/ JAMES H. LIMMER              Director                        September 15, 1998
             (James H. Limmer)


          /s/ THOMAS E. SMITH              Director                        September 15, 1998
             (Thomas E. Smith)


           /s/ HUGH N. WEST                Director                        September 15, 1998
              (Hugh N. West)